Exhibit 10.32

Avista Corporation
Non-Employee Director Compensation - 2018

Directors who are not employees of the Company receive an annual retainer of $150,000 with $75,000 of the total retainer paid in stock each year. Directors have the option of taking the remaining $75,000 in cash, stock or a combination of both cash and stock. Both the cash and stock portions of the retainer are paid quarterly. Directors are also paid $1,500 for each meeting of the Board or any committee meeting of the Board. Directors who serve as Board Committee Chairs receive an additional $10,000 annual retainer, with the exception of the Audit Committee Chair, who receives an additional $15,000 annual retainer and the Compensation Committee Chair, who receives an additional $12,500 annual retainer. The Lead Director receives an additional annual retainer of $20,000. Periodically, the Governance Committee engages a consultant to review all components of director compensation.
Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its committees and related activities, including third party director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.
The Company has a minimum stock ownership expectation for all Board members. Outside directors are expected to achieve a minimum investment of five times the minimum portion of their equity retainer (currently $375,000) payable in Company common stock within five years of becoming a Board member, and retain at least that level of investment during his/her tenure as a Board member. Shares previously deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation. Directors are prohibited from engaging in short-sales, pledging, or hedging the economic interest in their Company shares.
The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply, or are marking adequate progress towards compliance based on their years of service completed on the Board.
There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2018 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.